                                        As filed pursuant to Rule 424(b)(3)
                                        under the Securities Act of 1933
                                        Registration No. 33-81476



                     FIRST SUNAMERICA LIFE INSURANCE COMPANY

-------------------------------------------------------------------------------


                         FS VARIABLE ANNUITY ACCOUNT TWO


                                 RELATING TO THE
                    VISTA CAPITAL ADVANTAGE VARIABLE ANNUITY


                          SUPPLEMENT TO THE PROSPECTUS
                             DATED DECEMBER 29, 1999


-------------------------------------------------------------------------------


The date of the Prospectus has been changed to May 1, 2000.


All references in the Prospectus to the date of the Statement of Additional Information is hereby changed to May 1, 2000.




Date:    May 1, 2000




                Please keep this Supplement with your Prospectus.

                                            As filed pursuant to Rule 424(b)(3)
                                            under the Securities Act of 1933
                                            Registration No. 33-81474



                            VISTA CAPITAL ADVANTAGE

                                   PROSPECTUS
                               DECEMBER 29, 1999

                  FLEXIBLE PAYMENT DEFERRED ANNUITY CONTRACTS

                                   ISSUED BY

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                               IN CONNECTION WITH

                        FS VARIABLE ANNUITY ACCOUNT TWO

        The annuity has 11 investment choices - 5 fixed account options and 6 variable investment portfolios listed below. The 5 fixed account options include market value adjustment fixed accounts for specified periods of 1, 3, 5, 7 and 10 years. Each of the 6 variable investment portfolios invest solely in the shares of one of the following currently available underlying Funds of Mutual Fund Variable Annuity Trust:

    - International Equity                            - Asset Allocation
    - Capital Growth                                  - U.S. Government Income
    - Growth and Income                               - Money Market

Additional underlying funds may be made available in the future.

        Please read this prospectus carefully before investing and keep it for future reference. It contains important information about the Vista Capital Advantage Variable Annuity.

        To learn more about the annuity offered by this prospectus, you can obtain a copy of the Statement of Additional Information ("SAI") dated December 29, 1999. The SAI has been filed with the Securities and Exchange Commission ("SEC") and is incorporated by reference into this prospectus. The Table of Contents of the SAI appears on page 29 of this prospectus. For a free copy of the SAI, call us at (800) 99NY-SUN or write to us at our Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299.

        In addition, the SEC maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC by First SunAmerica.

        ANNUITIES INVOLVE RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL, AND ARE NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     First SunAmerica's Annual Report on Form 10-K for the year ended September 30, 1998 and its quarterly report on Form 10-Q for the quarters ended December 31, 1998, March 31, 1999, June 30, 1999 and September 30, 1999 are incorporated herein by reference. In addition, First SunAmerica filed one report on Form 8-K on January 15, 1999. This report is also incorporated herein by reference.

     All documents or reports filed by First SunAmerica under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the effective date of this prospectus shall also be incorporated by reference. Statements contained in this prospectus and subsequently filed documents which are incorporated by reference or deemed to be incorporated by reference are deemed to modify or supersede documents incorporated herein by reference.

     First SunAmerica files its Exchange Act documents and reports, including its annual and quarterly reports on Form 10-K and Form 10-Q, electronically pursuant to EDGAR under CIK No. 0000926897.

     First SunAmerica is subject to the informational requirements of the Securities and Exchange Act of 1934 (as amended). We file reports and other information with the SEC to meet those requirements. You can inspect and copy this information at SEC public facilities at the following locations:

WASHINGTON, DISTRICT OF COLUMBIA
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

CHICAGO, ILLINOIS
500 West Madison Street
Chicago, IL 60661

NEW YORK, NEW YORK
7 World Trade Center, 13th Fl.
New York, NY 10048

     To obtain copies by mail contact the Washington, D.C. location. After you pay the fees as prescribed by the rules and regulations of the SEC, the required documents are mailed.

     Registration statements under the Securities Act of 1933, as amended, related to the contracts offered by this prospectus are on file with the SEC. This prospectus does not contain all of the information contained in the registration statements and its exhibits. For further information regarding the separate account, First SunAmerica and its general account, the Variable Portfolios and the contract, please refer to the registration statement and its exhibits.

     The SEC also maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC by First SunAmerica.

     First SunAmerica will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of the above documents incorporated herein by reference. Requests for these documents should be directed to First SunAmerica's Annuity Service Center, as follows:

       First SunAmerica Life Insurance Company
      Annuity Service Center
      P.O. Box 54299
      Los Angeles, California 90054-0299
      Telephone Number: (800) 99NY-SUN

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--------------------------------------------------------------------------------
         SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     If indemnification for liabilities arising under the Securities Act of 1933 (the "Act") is provided First SunAmerica's officers, directors and controlling persons, the SEC has advised First SunAmerica that it believes such indemnification is against public policy under the Act and unenforceable. If a claim for indemnification against such liabilities (other than for First SunAmerica's payment of expenses incurred or paid by its directors, officers or controlling persons in the successful defense of any legal action) is asserted by a director, officer or controlling person of First SunAmerica in connection with the securities registered under this prospectus, First SunAmerica will submit to a court with jurisdiction to determine whether the indemnification is against public policy under the Act. First SunAmerica will be governed by final judgment of the issue. However, if in the opinion of First SunAmerica's counsel, this issue has been determined by controlling precedent, First SunAmerica need not submit the issue to a court for determination.

                               TABLE OF CONTENTS


ITEM                                                          PAGE
----                                                          ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     2
SECURITIES AND EXCHANGE COMMISSION POSITION ON
  INDEMNIFICATION...........................................     3
DEFINITIONS.................................................     5
SUMMARY.....................................................     6
FEE TABLES..................................................     9
EXAMPLES....................................................    10
PERFORMANCE DATA............................................    11
DESCRIPTION OF FIRST SUNAMERICA, THE SEPARATE ACCOUNT AND
  THE GENERAL ACCOUNT.......................................    11
     First SunAmerica Life Insurance Company................    11
     Separate Account.......................................    12
     General Account........................................    12
VARIABLE PORTFOLIO OPTIONS..................................    12
     Voting Rights..........................................    13
     Substitution of Securities.............................    13
FIXED ACCOUNT OPTIONS.......................................    14
     Fixed Accounts.........................................    14
     Market Value Adjustment ("MVA")........................    14
CONTRACT CHARGES............................................    14
     Insurance Charges......................................    15
     Withdrawal Charges.....................................    15
     Investment Charges.....................................    15
     Contract Maintenance Fee...............................    15
     Transfer Fee...........................................    15
     Income Taxes...........................................    16
     Reduction or Elimination of Charges and Expenses, and
      Additional Amounts Credited...........................    16
     Free Withdrawal Amount.................................    16
DESCRIPTION OF THE CONTRACTS................................    16
     Summary................................................    16
     Ownership..............................................    17
     Annuitant..............................................    17
     Modification of the Contract...........................    17
     Assignment.............................................    17
     Death Benefit..........................................    17
PURCHASES, WITHDRAWALS AND CONTRACT VALUE...................    18
     Purchase Payments......................................    18
     Allocation of Purchase Payments........................    18
     Accumulation Units.....................................    19
     Free Look..............................................    19
     Transfers During the Accumulation Phase................    19
     Automatic Dollar Cost Averaging Program................    20
     Asset Allocation Rebalancing...........................    21
     Principal Advantage Program............................    21
     Withdrawals............................................    22
     Systematic Withdrawal Program..........................    22
     Minimum Contract Value.................................    23
INCOME PHASE................................................    23
     Annuity Date...........................................    23
     Income Options.........................................    23
     Transfers During the Income Phase......................    24
     Deferment of Payments..................................    24
TAXES.......................................................    25
     Annuity Contracts in General...........................    25


ITEM                                                          PAGE
----                                                          ----
     Tax Treatment of Distributions -- Non-Qualified
      Contracts.............................................    25
     Tax Treatment of Distributions -- Qualified
      Contracts.............................................    25
     Minimum Distributions..................................    26
     Diversification........................................    26
ADMINISTRATION..............................................    26
     Year 2000..............................................    27
     Distribution of Contracts..............................    27
CUSTODIAN...................................................    28
LEGAL PROCEEDINGS...........................................    28
REGISTRATION STATEMENT......................................    28
INDEPENDENT ACCOUNTANTS.....................................    28
TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION....    29
APPENDIX A -- Market Value Adjustment ("MVA")...............   A-1
APPENDIX B -- Withdrawals and Withdrawal Charges............   B-1
APPENDIX C -- Condensed Financial Information...............   C-1

All financial representatives or agents that sell the contracts offered by this prospectus are required to deliver a prospectus.

--------------------------------------------------------------------------------

                                  DEFINITIONS
--------------------------------------------------------------------------------

     The following terms, as used in this prospectus, have the indicated meanings:

ACCUMULATION PHASE -- The period during which you invest money in your contract.

ACCUMULATION UNIT -- A unit of measurement which we use to calculate the value of the variable portion of your contract during the Accumulation Phase.

ANNUITANT(S) -- The person(s) on whose life (lives) we base income payments.

ANNUITY DATE -- The date on which income payments begin, as selected by you.

ANNUITY UNIT(S) -- A measurement we use to calculate the amount of income payments you receive from the variable portion of your contract during the Income Phase.

BENEFICIARY -- The person designated to receive any benefits under the contract if you or the Annuitant dies.

INCOME PHASE -- The period during which we make income payments to you.

IRS -- The Internal Revenue Service.

NON-QUALIFIED (CONTRACT) -- A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account ("IRA").

PURCHASE PAYMENTS -- The money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it.

QUALIFIED (CONTRACT) -- A contract purchased with pre-tax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or IRA.

TRUST -- Mutual Fund Variable Annuity Trust, an open-end management investment company.

UNDERLYING FUND(S) -- The underlying series of the Trust in which the Variable Portfolios invest.

VARIABLE PORTFOLIO(S) -- The variable investment options available under the contract. Each Variable Portfolio has its own investment objective and is invested in the underlying investments of the Trust.

--------------------------------------------------------------------------------

                                    SUMMARY
--------------------------------------------------------------------------------

     This summary sets forth some of the more important points that you should know and consider before purchasing the Vista Variable Annuity. The remainder of the prospectus discusses the topics in more detail. We urge you to read it carefully and retain it, and the prospectus for the Trust, for future reference.

WHAT IS AN ANNUITY CONTRACT?

     An annuity is a contract between you and an insurance company. You are the owner of the contract. The contract provides three main benefits:

     - Tax Deferral: This means that you do not pay taxes on your earnings from the annuity until you withdraw them.

     - Death Benefit: If you die during the Accumulation Phase, the insurance company pays a death benefit to your Beneficiary.

     - Guaranteed Income: If elected, you receive a stream of income for your lifetime, or another available period you select.

     Tax-qualified retirement plans (e.g., IRAs, 401(k) or 403(b) plans) defer payment of taxes on earnings until withdrawal. If you are considering funding a tax-qualified retirement plan with an annuity, you should know that an annuity does not provide any additional tax deferral treatment of earnings beyond the treatment provided by the tax-qualified retirement plan itself. However, annuities do provide other features and benefits which may be valuable to you. You should fully discuss your purchase decision with your financial representative.

     The Vista Variable Annuity is a contract between you and First SunAmerica (the Company, Us, We). It is designed to help you invest on a tax deferred basis and meet long-term financial goals, such as retirement funding.

     Like most annuities, this contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. Your earnings are based on the investment performance of the Variable Portfolios you allocate money to and/or the interest rate earned on fixed account options. During the Income Phase, you will receive income payments from your annuity. Your payments may be fixed in dollar amount, may vary with investment performance of the Variable Portfolios or be a combination of both. Among other factors, the amount of money you are able to accumulate in your contract during the Accumulation Phase will determine the amount of your payments during the Income Phase.

WHAT IS THE DIFFERENCE BETWEEN A VARIABLE ANNUITY AND A FIXED ANNUITY?

     A fixed annuity earns interest at a fixed rate guaranteed by the insurance company. A variable annuity typically provides a fixed account option but also provides Variable Portfolios. The Variable Portfolios are similar to a mutual fund, but are only available through the purchase of an annuity. Most significantly, you as the contract owner bear the entire investment risk with respect to any Purchase Payments allocated to the Variable Portfolios of an annuity. This means that the value of your contract will go up and down, depending on the performance of the Variable Portfolios.

     Vista Variable Annuity is a variable annuity with five fixed account options and six Variable Portfolios.

WHAT ARE THE INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT?

     You may allocate money to the following Variable Portfolios of the Trust:

        - International Equity                          - Asset Allocation
        - Capital Growth                                - U.S. Government Income
        - Growth and Income                             - Money Market

     You may also allocate money to the fixed account options for periods of 1, 3, 5, 7 and 10 years. We call these time periods guarantee periods. First SunAmerica guarantees the interest rate credited to money in a fixed account option. The interest rate offered for different guarantee periods may differ from time to time, but we will never credit less than a 3% annual effective rate. Additionally, if you allocate money to a fixed account option and withdraw all or part of it prior to the end of the guarantee period, you may incur an adjustment to the value of your contract called a market value adjustment (a "MVA"). A MVA can decrease or increase the value of your contract.

     During the Accumulation Phase, you may transfer among the Variable Portfolios and/or the fixed account options. Fifteen free transfers are permitted per contract year. After that, we assess a transfer fee. A MVA may also apply in the case of a transfer from a fixed account option.

HOW MAY I ACCESS MY MONEY?

     During the Accumulation Phase, earnings may be withdrawn at any time without incurring a withdrawal charge. After the first contract year, your first withdrawal each contract year will be free of a withdrawal charge if it does not exceed the greater of: (1) earnings in your contract or (2) 10% of your Purchase Payments still subject to a withdrawal charge which have been in your contract for at least a year and not previously withdrawn. You will not get the benefit of a free withdrawal amount upon a full surrender of your contract.

     Withdrawals in excess of these limits may be assessed a withdrawal charge. Generally, withdrawals may be made from your contract in the amount of $1,000 or more. You may request withdrawals in writing or by establishing systematic withdrawals. Under systematic withdrawals, the minimum withdrawal amount is $250. There are no withdrawal charges on that portion of your money invested for seven years or more. Additionally, we do not assess withdrawal charges upon payment of a death benefit or when you switch to the Income Phase.

CAN I EXAMINE THE CONTRACT?

     You may cancel your contract within thirty days after receiving it (or longer if required by state law). We call this a "free look." To cancel, you must mail the contract along with your free look request to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299. We will refund an amount equal to the contract value (unless otherwise required by state law). Its value may be more or less than the money you initially invested.

     Certain states require us to return your Purchase Payments upon a free look request. Additionally, all contracts issued as an IRA require the full return of Purchase Payments upon a free look.

WHAT ARE THE CHARGES AND DEDUCTIONS UNDER A CONTRACT?

     Each year, we deduct a $30 contract maintenance fee from your contract. We also deduct insurance charges which equal 1.40% annually of the average daily value of your contract allocated to the Variable Portfolios. The insurance charges include: mortality and expense risk, 1.25%, and distribution expense,
 .15%. There are no insurance charges deducted from amounts allocated to the fixed account options.

     As with other professionally managed investments, there are also investment charges imposed on contracts with money allocated to the Variable Portfolios, which are estimated to range from .55% to 1.10%.

     If you take money out in excess of the amount allowed for in your contract, you may be assessed a withdrawal charge which is a percentage of the Purchase Payments you withdraw. The percentage declines with each year the money is in the contract as follows:

---------------------------------------------------------------------------------------------
 YEAR                     1        2        3        4        5        6        7       8+
---------------------------------------------------------------------------------------------
 WITHDRAWAL
 CHARGE                  6%       6%       5%       4%       3%       2%       1%       0%
---------------------------------------------------------------------------------------------

     Each year, you are allowed to make 15 transfers without charge. After your first 15 free transfers, a $25 transfer fee will apply to each subsequent transfer.

WHAT IS THE DEATH BENEFIT UNDER THE CONTRACT?

     If you die during the Accumulation Phase of your contract, your Beneficiary will receive a death benefit.

     If you were less than age 70 when your contract was issued, the death benefit is the greater of:

     1. the value of your contract at the time we receive satisfactory proof of death; or

     2. total Purchase Payments less any withdrawals (and any fees or charges applicable to such withdrawals); or

     3. the maximum anniversary value on any contract anniversary preceding your death. The anniversary value equals the value of your contract on a contract anniversary plus any Purchase Payments and less any withdrawals (and any fees or charges applicable to such withdrawals) since that contract anniversary.

     If you were age 70 or older when your contract was issued, the death benefit will equal the value of your contract at the time we receive satisfactory proof of death.

WHAT ARE THE AVAILABLE INCOME OPTIONS UNDER THE CONTRACT?

     You can select from one of five income options:

       (1) payments for your lifetime;

       (2) payments for your lifetime and your survivor's lifetime;

       (3) payments for your lifetime and your survivor's lifetime, but for not less than 10 years;

       (4) payments for your lifetime, but for not less than 10 or 20 years; and

       (5) payments for a specified period of 3 to 30 years.

     You will also need to decide when your income payments begin and if you want your income payments to fluctuate with investment performance or remain constant. Once you begin receiving income payments, you cannot change your income option.

     If your contract is part of a Non-qualified retirement plan (one that is established with after-tax dollars), payments during the Income Phase are considered partly a return of your original investment. The "original investment" part of each payment is not taxable as income. For contracts which are part of a Qualified retirement plan using before-tax dollars, the entire payment is taxable as income.

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                                   FEE TABLES
--------------------------------------------------------------------------------

                           OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE (AS A PERCENTAGE OF PURCHASE PAYMENTS):

YEAR
----
       One..................................................     6%
       Two..................................................     6%
       Three................................................     5%
       Four.................................................     4%
       Five.................................................     3%
       Six..................................................     2%
       Seven................................................     1%
       Eight and later......................................     0%
ANNUAL CONTRACT MAINTENANCE FEE.............................    $30
TRANSFER FEE................................................    $25
(No transfer fee applies to the first 15 transfers in a
  contract year.)

--------------------------------------------------------------------------------

                        ANNUAL SEPARATE ACCOUNT EXPENSES
                   (AS A PERCENTAGE OF DAILY NET ASSET VALUE)

MORTALITY RISK CHARGE.......................................  0.90%
EXPENSE RISK CHARGE.........................................  0.35%
DISTRIBUTION EXPENSE CHARGE.................................  0.15%
                                                              ----
       TOTAL EXPENSE CHARGE.................................  1.40%
                                                              ====

                             ANNUAL TRUST EXPENSES
(AS A PERCENTAGE OF AVERAGE NET ASSETS AFTER REIMBURSEMENT OR WAIVER OF EXPENSES
                                FOR THE TRUST'S
                      FISCAL YEAR ENDED AUGUST 31, 1999):

                                                                                                    TOTAL ANNUAL
                                       ADVISORY FEE         ADMINISTRATION FEE     OTHER EXPENSES    EXPENSES*
                                   ---------------------   ---------------------   --------------   ------------
International Equity.............           .00%                    .00%               1.10%           1.10%
Capital Growth...................           .00%                    .00%                .90%            .90%
Growth and Income................           .15%                    .00%                .75%            .90%
Asset Allocation.................           .00%                    .00%                .85%            .85%
U.S. Government Income...........           .00%                    .00%                .80%            .80%
Money Market.....................           .00%                    .00%                .55%            .55%

---------------
* Absent fee waivers or reimbursement of expenses by the adviser, you would have incurred the following expenses during the last fiscal year: International Equity [3.0]%; Capital Growth [1.7]%; Growth and Income [1.35]%; Asset Allocation [2.0]%; U.S. Government Income [2.0]%; and Money Market [2.5]%.

           THE ABOVE EXPENSES WERE PROVIDED BY THE TRUST. THE COMPANY
               HAS NOT VERIFIED THE ACCURACY OF THE INFORMATION.

--------------------------------------------------------------------------------

                                    EXAMPLES
--------------------------------------------------------------------------------

You will pay the following expenses on a $1,000 investment in each Variable Portfolio, assuming a 5% annual return on assets, and:

          (a) You surrender the contract at the end of the stated time period;

          (b) You do not surrender the contract.*

                                                                    TIME PERIODS
                                                      ----------------------------------------
PORTFOLIO                                             1 YEAR    3 YEARS    5 YEARS    10 YEARS
---------                                             ------    -------    -------    --------
International Equity.........................  (a)     $86       $130       $166        $289
                                               (b)     $26       $ 80       $1136       $289
Capital Growth...............................  (a)     $84       $124       $156        $269
                                               (b)     $24       $ 74       $126        $269
Growth and Income............................  (a)     $84       $124       $156        $269
                                               (b)     $24       $ 74       $126        $269
Asset Allocation.............................  (a)     $83       $122       $153        $264
                                               (b)     $23       $ 72       $123        $264
U.S. Government Income.......................  (a)     $83       $121       $151        $259
                                               (b)     $23       $ 71       $121        $259
Money Market.................................  (a)     $80       $113       $138        $234
                                               (b)     $20       $ 63       $108        $234

---------------
* We do not currently assess a surrender charge upon annuitization.

EXPLANATION OF FEE TABLES AND EXAMPLES

1. The purpose of the Fee Tables is to show you the various expenses you would incur directly and indirectly by investing in the contract.

2. For the Underlying Funds the adviser, The Chase Manhattan Bank, has voluntarily agreed to waive fees or reimburse certain expenses, to keep annual operating expenses at the levels indicated under "Annual Trust Expenses" on the prior page. The adviser also may voluntarily waive or reimburse additional amounts to increase an Underlying Fund's investment return. All waivers and/or reimbursements may be terminated at any time. Furthermore, the adviser may recoup any waivers or reimbursements within two years after such waivers or reimbursements are granted, provided that the Underlying Fund is able to make such payment and remain in compliance with the foregoing expense limitations.

3. The Examples assume that no transfer fees were imposed. The contracts only sold in the state of New York, which does not assess premium taxes. Accordingly, premium taxes are not reflected.

4. THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

      THE HISTORICAL ACCUMULATION UNIT VALUES ARE CONTAINED IN APPENDIX C --
                         CONDENSED FINANCIAL INFORMATION.

--------------------------------------------------------------------------------

                                PERFORMANCE DATA
--------------------------------------------------------------------------------

     We advertise the Money Market Portfolio's "yield" and "effective yield." Both figures are based on historical earnings and are not intended to indicate future performance. The "yield" of the Money Market Portfolio refers to the net income generated for a contract funded by an investment in the Money Market Portfolio over a seven-day period. This income is then "annualized." That is, the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The "effective yield" is calculated similarly but, when annualized, the income earned by an investment in the Money Market Portfolio is assumed to be reinvested at the end of each seven-day period. The "effective yield" will be slightly higher than the "yield" because of the compounding effect of this assumed reinvestment. Neither the yield nor the effective yield takes into consideration the effect of any capital changes that might have occurred during the seven-day period, nor do they reflect the impact of premium taxes or any withdrawal charges. The impact of other recurring charges on both yield figures is, however, reflected in them to the same extent it would affect the yield (or effective yield) for a contract of average size.

     In addition, the separate account may advertise "total return" data for its other Variable Portfolios. Like the yield figures described above, total return figures are based on historical data and are not intended to indicate future performance. The "total return" is a computed rate of return that, when compounded annually over a stated period of time and applied to a hypothetical initial investment in a Variable Portfolio made at the beginning of the period, will produce the same contract value at the end of the period that the hypothetical investment would have produced over the same period (assuming a complete redemption of the contract at the end of the period). Recurring contract charges are reflected in the total return figures in the same manner as they are reflected in the yield data for contracts funded through the Money Market Portfolio. The effect of applicable withdrawal charges due to the assumed redemption will be reflected in the return figures, but may be omitted in additional return figures given for comparison.

     The separate account may also advertise an annualized 30-day (or one month) yield figure for Variable Portfolios other than the Money Market Portfolio. These yield figures are based upon the actual performance of the Variable Portfolio over a 30-day (or one month) period ending on a date specified in the advertisement. Like the total return data described above, the 30-day (or one month) yield data will reflect the effect of all recurring contract charges (but will not reflect any withdrawal charges or premium taxes). The yield figure is derived from net investment gain (or loss) over the period expressed as a fraction of the investment's value at the end of the period.

     More detailed information on the computation of advertised performance data for the separate account is contained in the SAI.

--------------------------------------------------------------------------------

             DESCRIPTION OF FIRST SUNAMERICA, THE SEPARATE ACCOUNT
                            AND THE GENERAL ACCOUNT
--------------------------------------------------------------------------------

FIRST SUNAMERICA LIFE INSURANCE COMPANY

     First SunAmerica issues the Vista Capital Advantage Annuity. When you purchase a Vista Capital Advantage Variable Annuity, a contract exists between you and First SunAmerica. First SunAmerica is a stock life insurance company organized under the laws of the state of New York on December 5, 1978. Its principal place of business is 733 Third Avenue, New York, New York 10017. First SunAmerica is an indirect wholly-owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

     First SunAmerica and its affiliates, SunAmerica Life Insurance Company, Anchor National Life Insurance Company, CalAmerica Life Insurance Company, SunAmerica National Life Insurance Company, SunAmerica Asset Management Corp., Resources Trust Company and the SunAmerica Financial Network, Inc. broker-dealers, specialize in retirement savings and investment products and services. Business focuses include fixed and variable annuities, mutual funds, premium finance, broker-dealer services and trust administration services.

     First SunAmerica may advertise the rating and other information assigned to it by independent industry ratings organizations. Some of those organizations are A.M. Best Company ("A.M. Best"), Moody's Investor's Service ("Moody's"), Standard & Poor's Insurance Rating Services ("S&P"), and Duff & Phelps. A.M. Best's and Moody's ratings reflect their current opinion of First SunAmerica's financial strength and performance in comparison to others in the life and health insurance industry. S&P's and Duff & Phelps' ratings measure the ability of an insurance company to meet its obligations under insurance policies it issues. These two ratings do not measure the insurer's ability to meet non-policy obligations. These ratings do not relate to the performance of the Variable Portfolios.

SEPARATE ACCOUNT

     First SunAmerica originally established FS Variable Annuity Account Two (the "separate account") on May 24, 1994. The separate account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended. First SunAmerica owns the assets of the separate account. However, the assets in the separate account are not chargeable with liabilities arising out of any other business conducted by First SunAmerica. Income, gains, and losses (realized and unrealized), resulting from assets in the separate account are credited to or charged against the separate account without regard to other income, gains, or losses of First SunAmerica.

GENERAL ACCOUNT

     Money allocated to the fixed account options goes into First SunAmerica's general account. The general account consists of all of First SunAmerica's assets other than assets attributable to a separate account. All of the assets in the general account are chargeable with the claims of any First SunAmerica contract holders as well as all of its creditors. The general account funds are invested as permitted under state insurance laws.

--------------------------------------------------------------------------------

                           VARIABLE PORTFOLIO OPTIONS
--------------------------------------------------------------------------------

     The contract currently offers six variable investment Variable Portfolios. These Variable Portfolios invest in shares of the Trust. These Variable Portfolios operate similarly to a mutual fund but are only available through the purchase of this annuity contract. The Underlying Funds are:

        - INTERNATIONAL EQUITY                          - ASSET ALLOCATION
        - CAPITAL GROWTH                                - U.S. GOVERNMENT INCOME
        - GROWTH AND INCOME                             - MONEY MARKET

     The Chase Manhattan Bank ("Chase" or the "Adviser") acts as investment adviser, administrator and custodian for the Trust. Chase Asset Management, Inc. ("CAM") is the investment subadviser to each of the Variable Portfolios except the International Equity Portfolio. Chase Asset Management (London) Limited, an English corporation ("CAM London") is the investment subadviser to the International Equity Portfolio. As investment adviser to the Underlying Funds, Chase makes investment decisions subject to policies set by the Board of Trustees of the Trust. As administrator of the Underlying Funds, Chase provides certain services including coordinating relationships with independent contractors and agents; preparing and filing of certain documents; preparing financial statements; arranging for the maintenance of books and records; and providing office facilities. Certain of these services have been delegated to Vista Fund Distributors, Inc.

("VFD") which serves as sub-administrator to the Underlying Funds. As custodian for the Underlying Funds, Chase's responsibilities include safeguarding and controlling the Underlying Funds' cash and securities, handling the receipt and delivery of securities, determining income and collecting interest on investments, maintaining books of original entry and other required books and accounts, and calculating daily net asset values.

     The Underlying Funds' investment objectives are as follows:

     INTERNATIONAL EQUITY PORTFOLIO seeks long-term capital appreciation and income by investing primarily in a portfolio of marketable equity securities of issuers located throughout the world.

     CAPITAL GROWTH PORTFOLIO seeks long-term capital appreciation. This Variable Portfolio invests primarily in common stocks which are widely diversified by industry and company.

     GROWTH AND INCOME PORTFOLIO seeks growth of capital and income by investing primarily in common stocks and other securities which demonstrate the potential for appreciation and/or dividends.

     ASSET ALLOCATION PORTFOLIO seeks high total return (including income and capital gains) by investing in a diversified portfolio of equity and debt securities, including common stocks, convertible securities and government and corporate fixed-income obligations. The Adviser considers both the opportunity for gain and the risk of loss in making investments, and may alter the percentages of assets invested in equity and fixed income securities, depending on the judgment of the Adviser as to general market and economic conditions, trends and yields and interest rates and changes in fiscal and monetary policies.

     U.S. GOVERNMENT INCOME PORTFOLIO seeks relatively high current income, liquidity and security of principal. This Variable Portfolio invests in obligations issued, guaranteed or insured by the U.S. Government, its agencies or instrumentalities. Neither the United States nor any of its agencies insures or guarantees the market value of shares of this Variable Portfolio.

     MONEY MARKET PORTFOLIO seeks high current income while preserving capital by investing in a diversified selection of money market investments.

     There is no assurance that the investment objective of any of the Underlying Funds will be met. You bear the complete investment risk for Purchase Payments allocated to a Variable Portfolio. Contract values will fluctuate in accordance with the investment performance of the Variable Portfolio(s). Additionally, contract fees and charges reduce investment return.

     You should read the prospectus for the trust carefully. The prospectus contains detailed information about the underlying funds, including more detailed information about each underlying funds' investment objective and risk factors.

VOTING RIGHTS

     First SunAmerica is the legal owner of the Trust's shares. However, when an Underlying Fund solicits proxies in conjunction with a vote of shareholders, we must obtain your instructions on how to vote those shares. We vote all of the shares we own in proportion to your instructions. Should we determine that we are no longer required to comply with these rules, we will vote the shares in our own right.

SUBSTITUTION OF SECURITIES

     If Underlying Funds become unavailable for investment, we may be required to substitute shares of another Underlying Fund. We will seek prior approval of the SEC and give you notice before substituting shares.

--------------------------------------------------------------------------------

                             FIXED ACCOUNT OPTIONS
--------------------------------------------------------------------------------

FIXED ACCOUNTS

     The contract also offers fixed account options for periods of 1, 3, 5, 7 or 10 years. We call these time periods guarantee periods. All of these fixed account options pay interest at rates set and guaranteed by First SunAmerica. Interest rates may differ from time to time and are set at our sole discretion. We will never credit less than a 3% annual effective rate to any of the fixed account options. The interest rate offered for new Purchase Payments may differ from interest rates offered for subsequent Purchase Payments and money already in the fixed account options. In addition, different guarantee periods offer different interest rates. Once established, the rates for specified payments do not change during the specified period.

     When a guarantee period ends, you may leave your money in the same guarantee period. You may also reallocate your money to another fixed account option or to the Variable Portfolios. If you want to reallocate your money you must contact us within 30 days after the end of the current guarantee period and instruct us how to reallocate the money. If we do not hear from you, we will keep your money in the same guarantee period where it will earn the renewal interest rate applicable at that time.

MARKET VALUE ADJUSTMENT ("MVA")

     If you take money out of the fixed account options before the end of the guarantee period, we make an adjustment to your contract (the "MVA"). The MVA reflects any difference in the interest rate environment between the time you place your money in the fixed account option and the time when you withdraw that money. This adjustment can increase or decrease your contract value. You have 30 days after the end of each guarantee period to reallocate your funds without incurring any MVA.

     We calculate the MVA by doing a comparison between current rates and the rate being credited to you in the fixed account option. For the current rate we use a rate being offered by us for a guarantee period that is equal to the time remaining in the guarantee period from which you seek withdrawal. If we are not currently offering a guarantee period for that period of time, we determine an applicable rate by using a formula to arrive at a number between the interest rates currently offered for the two closest periods available.

     Generally, if interest rates drop between the time you put your money into the fixed account options and the time you take it out, we credit a positive adjustment to your contract. Conversely, if interest rates increase during the same period, we post a negative adjustment to your contract.

     Where the MVA is negative, we deduct the adjustment from any money remaining in the fixed account option. If there is not enough money in the fixed account option to meet the negative deduction, we deduct the remainder from your withdrawal. Where the MVA is positive, we add the adjustment to your withdrawal amount.

     APPENDIX A shows how to calculate the MVA.

--------------------------------------------------------------------------------

                                CONTRACT CHARGES
--------------------------------------------------------------------------------

     There are charges and expenses associated with your contract. These charges and expenses reduce your investment return. We will not increase the contract maintenance fee or the insurance and withdrawal charges under your contract. However, the investment charges under your contract may increase or decrease.

INSURANCE CHARGES

     We deduct insurance charges of 1.40% annually of the average daily value of your contract allocated to the Variable Portfolios. These charges are deducted on a pro-rata basis from the value of your contract allocated to the Variable Portfolios. There are no insurance charges deducted against amounts allocated to the fixed account options.

     The insurance charge compensates us for the mortality and expense risks and the costs of contract distribution we assume. If these charges do not cover all expenses, we will pay the difference. Likewise, if these charges exceed our expenses, we will keep the difference.

WITHDRAWAL CHARGES

     The contract provides a free withdrawal amount every year. (SEE CONTRACT CHARGES, FREE WITHDRAWAL AMOUNT, PAGE 16.) Additionally, earnings in your contract may be withdrawn free of withdrawal charges. If you take money out in excess of the free withdrawal amount, you may incur a withdrawal charge.

     We apply a withdrawal charge against each Purchase Payment you put into the contract. After a Purchase Payment has been in the contract for seven complete years, no withdrawal charge applies to that Purchase Payment. The withdrawal charge equals a percentage of the Purchase Payment you take out of the contract. The withdrawal charge percentage declines each year a Purchase Payment is in the contract, as follows:


------------------------------------------------------------------------------------------------------
         YEAR              1         2         3         4         5         6         7         8
------------------------------------------------------------------------------------------------------
  WITHDRAWAL CHARGE       6%        6%        5%        4%        3%        2%        1%        0%
------------------------------------------------------------------------------------------------------

     When calculating the withdrawal charge, we treat withdrawals as coming first from the Purchase Payments that have been in your contract the longest. However, for tax purposes, your withdrawals are considered earnings first, then Purchase Payments.

     Whenever possible, we deduct the withdrawal charge from the money remaining in your contract. If you withdraw all of your contract value, applicable withdrawal charges are deducted from the amount withdrawn.

     We do not assess a withdrawal charge for money withdrawn to pay a death benefit or to begin the Income Phase of your contract. Withdrawals made prior to age 59 1/2 may result in a 10% IRS penalty tax. SEE TAXES, PAGE 25.

     APPENDIX B provides more information on withdrawals and the withdrawal charge.

INVESTMENT CHARGES

     Charges are deducted from your Variable Portfolios for the advisory and other expenses of the Underlying Funds. THE FEE TABLES LOCATED AT PAGE 9 illustrate these charges and expenses. For more detailed information on these investment charges, refer to the attached prospectus for the Trust.

CONTRACT MAINTENANCE FEE

     During the Accumulation Phase, we subtract a contract maintenance fee from your account once per contract year. This charge compensates us for the cost of contract administration. We deduct the $30 contract maintenance fee on a pro-rata basis from your account value on your contract anniversary. If you withdraw your entire contract value, the fee is deducted from that withdrawal.

TRANSFER FEE

     The contract currently provides for 15 free transfers between investment options each contract year. After that, a charge of $25 applies to each additional transfer in any one contract year. SEE TRANSFERS DURING THE ACCUMULATION PHASE, PAGE 19.

INCOME TAXES

     We do not currently deduct income taxes from your contract. We reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF CHARGES AND EXPENSES, AND ADDITIONAL AMOUNTS
CREDITED

     Sometimes sales of the contracts to groups of similarly situated individuals may lower our administrative and/or sales expenses. We reserve the right to reduce or waive certain charges and expenses when this type of sale occurs. In addition, we may also credit additional interest to policies sold to such groups. We determine which groups are eligible for such treatment. Some of the criteria used to make a determination are: size of the group; amount of expected Purchase Payments; relationship existing between us and prospective purchaser; nature of the purchase; length of time a group of contracts is expected to remain active; purpose of the purchase and whether that purpose increases the likelihood that our expenses will be reduced; and/or any other factors that we believe indicate that administrative and/or sales expenses may be reduced.

     We may make such a determination regarding sales to our employees, our affiliates' employees and employees of currently contracted broker-dealers, our registered representatives and immediate family members of all of those described.

     We reserve the right to change or modify any such determination or the treatment applied to a particular group, at any time.

FREE WITHDRAWAL AMOUNT

     Your contract provides for a free withdrawal amount. Purchase Payments that are no longer subject to a withdrawal charge and not previously withdrawn, plus earnings, may be withdrawn without penalty.

     After the first full contract year, the contract provides for a free withdrawal amount on your first withdrawal of the contract year. The free withdrawal amount is the greater of (1) earnings in your contract and (2) 10% of your total Purchase Payments invested for at least one year and not yet withdrawn. Total Purchase Payments are equal to your total Purchase Payments invested in the contract less any Purchase Payments withdrawn upon which a surrender charge was paid and the amount of the surrender charge. Additionally, once a Purchase Payment is no longer subject to withdrawal charges, it is no longer included when determining total Purchase Payments.

     Upon a full surrender of your contract, to the extent you previously withdraw Purchase Payments free of a withdrawal charge under the free withdrawal provision, we will recoup the full withdrawal charge on such amounts, as if that money was still invested in the contract on the date of surrender.

     We will waive the withdrawal charge upon payment of a death benefit. Where legally permitted, the withdrawal charge may be eliminated when a contract is issued to an officer, director or employee of the Company or its affiliates.

--------------------------------------------------------------------------------

                          DESCRIPTION OF THE CONTRACTS
--------------------------------------------------------------------------------

SUMMARY

     This contract works in two stages, the Accumulation Phase and the Income Phase. Your contract is in the Accumulation Phase while you make payments into the contract. The Income Phase begins when you request that we begin making payments to you out of the money accumulated in your contract.

OWNERSHIP

     The Vista Variable Annuity is a Flexible Payment Deferred Annuity Contract. The contract holder is the person entitled to exercise all rights of ownership under the contract.

ANNUITANT

     The annuitant is the person on whose life we base income payments. You may change the Annuitant at any time before the Annuity Date. You may also designate a second person on whose life, together with the annuitant, income payments depend. If the annuitant dies before the Annuity Date, you must notify us and select a new annuitant.

MODIFICATION OF THE CONTRACT

     Only the Company's President, a Vice President or Secretary may approve a change or waive a provision of the contract. Any change or waiver must be in writing. We reserve the right to modify the terms of the contract as necessary to comply with changes in applicable law.

ASSIGNMENT

     Contracts issued pursuant to Non-qualified plans that are not subject to Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA") may be assigned by the owner at any time during the lifetime of the Annuitant prior to the Annuity Date. We will not be bound by any assignment until written notice is received by us at our Annuity Service Center. We are not responsible for the validity, tax or other legal consequences of any assignment. An assignment will not affect any payments we may make or actions we may take before we receive notice of the assignment.

     If the contract is issued pursuant to a Qualified plan (or a Non-qualified plan that is subject to Title 1 of ERISA), it may not be assigned, pledged or otherwise transferred except under such conditions as may be allowed under applicable law.

     BECAUSE AN ASSIGNMENT MAY BE A TAXABLE EVENT, YOU SHOULD CONSULT A COMPETENT TAX ADVISER SHOULD YOU WISH TO ASSIGN YOUR CONTRACT.

DEATH BENEFIT

     If you die during the Accumulation Phase of your contract, we pay a death benefit to your Beneficiary.

     If you were less than age 70 when your contract was issued, the death benefit is equal to the greater of:

     1. the value of your contract at the time we receive satisfactory proof of death; or

     2. total Purchase Payments less any withdrawals (and any fees or charges applicable to such withdrawals); or

     3. the maximum anniversary value on any contract anniversary preceding your death. The anniversary value equals the value of your contract on a contract anniversary plus any Purchase Payments and less any withdrawals (and any fees or charges applicable to such withdrawals) since that contract anniversary.

     If you were age 70 or older when your contract was issued, the death benefit will equal the value of your contract at the time we receive satisfactory proof of death.

     We do not pay the death benefit if you die after you switch to the Income Phase. However, if you die during the Income Phase, your Beneficiary receives any remaining guaranteed income payments in accordance with the income option you selected. (SEE INCOME PHASE, INCOME OPTIONS, PAGE 23.)

     You name your Beneficiary. You may change the Beneficiary at any time, unless you previously made an irrevocable Beneficiary designation.

     We pay the death benefit when we receive satisfactory proof of death. We consider the following satisfactory proof of death:

     1. a certified copy of the death certificate; or

     2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

     3. a written statement by a medical doctor who attended the deceased at the time of death; or

     4. any other proof satisfactory to us.

     We may require additional proof before we pay the death benefit.

     The death benefit payment must begin immediately upon receipt of all necessary documents. In any event, the death benefit must be paid within 5 years of the date of death unless the Beneficiary elects to have it payable in the form of an income option. If the Beneficiary elects an income option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. Payments must begin within one year of the date of your death. If a Beneficiary does not elect a specific form of pay out within 60 days of our receipt of proof of death, we pay a lump sum death benefit to the Beneficiary.

     If the Beneficiary is the spouse of a deceased owner, he or she can elect to continue the contract at the then current value. If the Beneficiary/spouse continues the contract, we do not pay a death benefit to him or her.

--------------------------------------------------------------------------------

                   PURCHASES, WITHDRAWALS AND CONTRACT VALUE
--------------------------------------------------------------------------------

PURCHASE PAYMENTS

     A Purchase Payment is the money you give us to buy a contract. Any additional money you give us to invest in the contract after purchase is a subsequent Purchase Payment.

     This chart shows the minimum initial and subsequent Purchase Payments permitted under your contract. These amounts depend upon whether your contract is Qualified or Non-qualified for tax purposes. SEE TAXES, PAGE 25.

--------------------------------------------------------------------
                                                     MINIMUM
                          MINIMUM INITIAL           SUBSEQUENT
                          PURCHASE PAYMENT       PURCHASE PAYMENT
--------------------------------------------------------------------
      Qualified                $2,000                  $250
--------------------------------------------------------------------
    Non-Qualified              $5,000                  $250
--------------------------------------------------------------------

     Prior Company approval is required to accept Purchase Payments greater than $1,500,000. Also, the optional automatic payment plan allows you to make subsequent Purchase Payments of as little as $20.

     We may refuse any Purchase Payment. In general, First SunAmerica will not issue a Qualified contract to anyone who is age 70 1/2 or older, unless it is shown that the minimum distribution required by the IRS is being made. In addition, we may not issue a contract to anyone over age 85.

ALLOCATION OF PURCHASE PAYMENTS

     We invest your Purchase Payments in the fixed and variable investment options according to your instructions. If we receive a Purchase Payment without allocation instructions, we invest the money according to your last allocation instructions. SEE VARIABLE PORTFOLIO OPTIONS, PAGE 12 AND FIXED ACCOUNT OPTIONS, PAGE 14.

     In order to issue your contract, we must receive your completed application, Purchase Payment allocation instructions and any other required paperwork at our principal place of business. We allocate your initial purchase payment within two days of receiving it. If we do not have complete information necessary to issue your contract, we will contact you. If we do not have the information necessary to issue your contract within 5 business days we will:

     - Send your money back to you, or;

     - Ask your permission to keep your money until we get the information necessary to issue the contract.

ACCUMULATION UNITS

     When you allocate a Purchase Payment to the Variable Portfolios, we credit your contract with Accumulation Units of the separate account. We base the number of Accumulation Units you receive on the unit value of the Variable Portfolio as of the day we receive your money if we receive it before 1 p.m. Pacific Standard Time, or on the next business day's unit value if we receive your money after 1 p.m. Pacific Standard Time. (SEE BELOW). The value of an Accumulation Unit will go up and down based on the performance of the Variable Portfolios.

     We calculate the value of an Accumulation Unit each day that the New York Stock Exchange ("NYSE") is open as follows:

     1. We determine the total value of money invested in a particular Variable Portfolio;

     2. We subtract from that amount all applicable contract charges; and

     3. We divide this amount by the number of outstanding Accumulation Units.

     We determine the number of Accumulation Units credited to your contract by dividing the Purchase Payment by the Accumulation Unit value for the specific Variable Portfolio.

     EXAMPLE:

     We receive a $25,000 Purchase Payment from you on Wednesday. You allocate the money to the Asset Allocation Portfolio. The value of an Accumulation Unit for the Asset Allocation Portfolio is $11.10 when the NYSE closes on Wednesday. Your Purchase Payment of $25,000 is then divided by $11.10 and we credit your contract on Wednesday night with 2252.52 Accumulation Units of the Asset Allocation Portfolio.

     Performance of the Variable Portfolios and the charges and expenses under your contract affect Accumulation Unit values. These factors cause the value of your contract to go up and down.

FREE LOOK

     You may cancel your contract within thirty days after receiving it and we will refund the greater of Premium Payments or contract value. First SunAmerica calls this a "free look." To cancel, you must mail the contract along with your free look request to the Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299. We will refund the value of your contract on the day we receive your request.

     Certain states require us to return your Purchase Payments upon a free look request. Additionally, all contracts issued as an IRA require the full return of Purchase Payments upon a free look request.

TRANSFERS DURING THE ACCUMULATION PHASE

     During the Accumulation Phase you may transfer funds between the Variable Portfolios and/or the fixed account options. You must transfer at least $100. If less than $100 will remain in any Variable Portfolio after a transfer, that amount must be transferred as well.

     You may request transfers of your account value between the Variable Portfolios and/or the fixed account options in writing or by telephone. We currently allow 15 free transfers per contract per year. A charge of $25 for each additional transfer in any contract year applies after the first 15 transfers. Transfers resulting from your participation in the DCA program count against your 15 free transfers per contract year. However, transfers resulting from your participation in the automatic asset rebalancing program do not count against your 15 free transfers.

     We accept transfer requests by telephone unless you specify not to on your contract application. Additionally, in the future you may be able to execute transfers or other financial transactions over the internet. When receiving instructions over the telephone, we follow appropriate procedures to provide reasonable assurance that the transactions executed are genuine. Thus, we are not responsible for any claim, loss or expense from any error resulting from instructions received over the telephone.

     Upon implementation of internet account transfers we will have appropriate procedures in place to provide reasonable assurance that the transactions executed are genuine. Thus, First SunAmerica would not be responsible for any claim, loss or expense from any error resulting from instructions received over the internet. If we fail to follow any procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

     We may limit the number of transfers in any contract year or refuse any transfer request for you or others invested in the contract if we believe that excessive trading or a specific transfer request or group transfer requests may have a detrimental effect on unit values or the share prices of the Underlying Funds.

     Where permitted by law, we may accept your authorization for a third party to make transfers for you subject to certain rules. We reserve the right to suspend or cancel such acceptance at any time and will notify you accordingly. Additionally, we may restrict the investment options available for transfers during any period in which such third party acts for you. We will notify such third party beforehand regarding any restrictions. However, we will not enforce these restrictions if we are satisfied that:

     - such third party has been appointed by a court of competent jurisdiction to act on your behalf; or

     - such third party is a trustee/fiduciary for you or appointed by you to act on your behalf for all your financial affairs.

     We may provide administrative or other support services to independent third parties you authorize to make transfers on your behalf. We do not currently charge extra for providing these support services. This includes, but is not limited to, transfers between investment options in accordance with market timing strategies. Such independent third parties may or may not be appointed with us for the sale of annuities. However, WE DO NOT ENGAGE ANY THIRD PARTIES TO OFFER INVESTMENT ALLOCATION SERVICES OF ANY TYPE. WE TAKE NO RESPONSIBILITY FOR THE INVESTMENT ALLOCATION AND TRANSFERS TRANSACTED ON YOUR BEHALF BY SUCH THIRD PARTIES OR FOR ANY INVESTMENT ALLOCATION RECOMMENDATIONS MADE BY SUCH PARTIES.

     For information regarding transfers during the Income Phase, SEE INCOME PHASE, TRANSFERS DURING THE INCOME PHASE, PAGE 24.

     We reserve the right to modify, suspend, waive or terminate these transfer provisions at any time.

AUTOMATIC DOLLAR COST AVERAGING PROGRAM

     The Dollar Cost Averaging ("DCA") program allows you to invest gradually in the Variable Portfolios. Under the program you systematically transfer a set dollar amount or percentage of portfolio value from the Money Market Portfolio, U.S. Government Income Portfolio or the 1-year fixed account option (source accounts) to any other Variable Portfolio. Transfers may be monthly, quarterly, semiannually or annually. You may change the frequency at any time by notifying us in writing. The minimum transfer amount under the DCA program is $100, regardless of the source account.

     The DCA program is designed to lessen the impact of market fluctuations on your investment. However, we cannot ensure that you will make a profit. When you elect the DCA program, you are continuously investing in securities regardless of fluctuating price levels. You should consider your tolerance for investing through periods of fluctuating price levels.

     We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to gradually move $750 each quarter from the Money Market Portfolio to the Growth and Income Portfolio over six quarters. You set up dollar cost averaging and purchase Accumulation Units at the following hypothetical values:

-----------------------------------------------------------
                       ACCUMULATION            UNITS
      QUARTER           UNIT VALUE           PURCHASED
-----------------------------------------------------------
         1                $ 7.50                100
         2                $ 5.00                150
         3                $10.00                75
         4                $ 7.50                100
         5                $ 5.00                150
         6                $ 7.50                100
-----------------------------------------------------------

     In this example, you paid an average price of only $6.67 per Accumulation Unit over six quarters, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high. This example is for illustrative purposes only.

ASSET ALLOCATION REBALANCING

     Earnings in your contract may cause the percentage of your investment in each investment option to differ from your original allocations. The automatic asset rebalancing program addresses this situation. At your election, we periodically rebalance your investments to return your allocations to their original percentages.

     Asset rebalancing may involve shifting a portion of your money out of an investment option with a higher return into an investment option with a lower return. You request quarterly, semiannual or annual rebalancing. Transfers made as a result of rebalancing do not count against your 15 free transfers for the contract year.

     We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want your initial Purchase Payment split between two Variable Portfolios. You want 50% in the U.S. Government Income Portfolio and 50% in the Capital Growth Portfolio. Over the next calendar quarter, the U.S. Government Income Portfolio outperforms the Capital Growth Portfolio. At the end of the calendar quarter, the U.S. Government Income Portfolio now represents 60% of your holdings because it has increased in value and the Capital Growth Portfolio represents 40% of your holdings. If you had chosen quarterly rebalancing, on the last day of that quarter, First SunAmerica would sell some of your units in the U.S. Government Income Portfolio to bring its holdings back to 50% and use the money to buy more units in the Capital Growth Portfolio to increase those holdings to 50%.

PRINCIPAL ADVANTAGE PROGRAM

     The principal advantage program allows you to invest in one or more Variable Portfolios without putting your principal at direct risk. The program accomplishes this by allocating your investment strategically between the fixed investment options and Variable Portfolios. You decide how much you want to invest and approximately when you want a return of principal. First SunAmerica calculates how much of your Purchase Payment needs to be allocated to the particular fixed investment option to ensure that it grows to an amount equal to your total principal invested under this program. The remaining principal is invested in the Variable Portfolio(s) of your choice.

     First SunAmerica reserves the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to the fixed investment option. You want the amount allocated to the fixed investment option to grow to $100,000 in 7 years. If the 7-year fixed investment option is offering a 5% interest rate, First SunAmerica allocates $71,069 to the 7-year fixed investment option to ensure that this amount will grow to $100,000 at the end of the 7-year period. The remaining $28,931 may be allocated among the Variable Portfolios, as determined by you, to provide opportunity for greater growth.

WITHDRAWALS

     You can access money in your contract in two ways:

     - by making a partial or total withdrawal, and/or;

     - by receiving income payments during the Income Phase. (SEE INCOME PHASE, PAGE 23.)

     Generally, we deduct a withdrawal charge applicable to any total or partial withdrawal and a MVA against withdrawals from the 3, 5, 7 or 10 year fixed account options. If you withdraw your entire contract value, a deduction for the contract maintenance fee also occurs. (SEE CONTRACT CHARGES, WITHDRAWAL CHARGES, PAGE 15.)

     Under most circumstances, the partial withdrawal minimum is $1,000. We require that the value left in any investment option be at least $100 after the withdrawal. You must send a written withdrawal request. Unless you provide different instructions, partial withdrawals will be made pro rata from each Variable Portfolio and the fixed account option in which your contract is invested.

     Under certain Qualified plans, access to the money in your contract may be restricted. Additionally, withdrawals made prior to age 59 1/2 may result in a 10% IRS penalty tax. (SEE TAXES ON PAGE 25.)

     We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than customary weekend and holiday closings); (2) trading with the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the Variable Portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners.

     Additionally, we reserve the right to defer payments for a withdrawal from a fixed account option. Such deferrals are limited to no longer than six months.

SYSTEMATIC WITHDRAWAL PROGRAM

     During the Accumulation Phase, you may elect to receive periodic income payments under the systematic withdrawal program. Under the program, you may choose to take monthly, quarterly, semiannual or annual payments from your contract. Electronic transfer of these funds to your bank account is available. The minimum amount of each withdrawal is $250. There must be at least $100 remaining in each Variable Portfolio after a withdrawal from your contract at all times. Withdrawals may be subject to a withdrawal charge, a MVA and taxation, and a 10% IRS penalty tax may apply if you are under age 59 1/2. There is no additional charge for participating in this program.

     The program is not available to everyone. Please check with our Annuity Service Center, which can provide the necessary enrollment forms. First SunAmerica reserves the right to modify, suspend or terminate this program at any time.

MINIMUM CONTRACT VALUE

     Where permitted by state law, we may terminate your contract if both of the following occur: (1) your contract is less than $500 as a result of withdrawals; and (2) you have not made any Purchase Payments during the past three years. We will provide you with sixty days written notice. At the end of the notice period, we will distribute the contract value to you.

--------------------------------------------------------------------------------

                                  INCOME PHASE
--------------------------------------------------------------------------------

ANNUITY DATE

     During the Income Phase, we use the money accumulated in your contract to make regular income payments to you. You may switch to the Income Phase any time after your 2nd contract anniversary. You select the month and year in which you want income payments to begin. The first day of that month is the Annuity Date. You may change your Annuity Date, so long as you do so at least seven days before the income payments are scheduled to begin. Once you begin receiving income payments, you cannot change your income option. Except as indicated under Option 5 below, once you begin receiving income payments, you cannot otherwise access your money through a withdrawal or surrender.

     Income payments must begin on or before your 90th birthday or on your tenth contract anniversary, whichever occurs later. If you do not choose an Annuity Date, your income payments will automatically begin on this date. Certain states may require your income payments to start earlier.

     If the Annuity Date is past your 85th birthday, your contract could lose its status as an annuity under Federal tax laws. This may cause you to incur adverse tax consequences.

     In addition, most Qualified contracts require you to take minimum distributions after you reach age 70 1/2. (SEE TAXES, PAGE 25.)

INCOME OPTIONS

     Currently, this contract offers five income options. If you elect to receive income payments but do not select an option, your income payments will be made in accordance with option 4 for a period of 10 years. For income payments based on joint lives, we pay according to option 3.

     We base our calculation of income payments on the life of the Annuitant and the annuity rates set forth in your contract. As the contract owner, you may change the Annuitant at any time prior to the Annuity Date. You must notify us if the Annuitant dies before the Annuity Date and designate a new Annuitant.

     OPTION 1 -- LIFE INCOME ANNUITY

     This option provides income payments for the life of the Annuitant. Income payments stop when the Annuitant dies.

     OPTION 2 -- JOINT AND SURVIVOR LIFE ANNUITY

     This option provides income payments for the life of the Annuitant and for the life of another designated person. Upon the death of either person, we will continue to make income payments during the lifetime of the survivor. Income payments stop whenever the survivor dies.

     OPTION 3 -- JOINT AND SURVIVOR LIFE ANNUITY WITH 10 YEARS GUARANTEED

     This option is similar to option 2 above, with an additional guarantee of payments for at least 10 years. If the Annuitant and the survivor die before all of the guaranteed income payments have been made, the remaining payments are made to the Beneficiary under your contract.

     OPTION 4 -- LIFE ANNUITY WITH 10 OR 20 YEARS GUARANTEED

     This option is similar to option 1 above. In addition, this option provides a guarantee that income payments will be made for at least 10 or 20 years. You select the number of years. If the Annuitant dies before all guaranteed income payments are made, the remaining income payments go to the Beneficiary under your contract.

     OPTION 5 -- INCOME FOR A SPECIFIED PERIOD

     This option provides income payments for a guaranteed period ranging from 3 to 30 years. If the Annuitant dies before all of the guaranteed income payments are made, the remaining income payments will be made to the Beneficiary under your contract. Additionally, if variable payments are elected under this option, you (or the Beneficiary under the contract if the Annuitant dies prior to all the guaranteed payments being made) may redeem the contract value after the Annuity Date. The amount available upon such redemption would be the discounted present value of any remaining guaranteed payments.

     Please read the SAI for a more detailed discussion of the income options.

     You can choose income payments that are fixed, variable or both. If at the date when income payments begin you are invested in the Variable Portfolios only, your income payments will be variable. If your money is only in fixed accounts at that time, your income payments will be fixed in amount. Further, if you are invested in both the fixed and variable investment options when payments begin your payments will be fixed and variable. If income payments are fixed, First SunAmerica guarantees the amount of each payment. If the income payments are variable, the amount is not guaranteed.

     We make income payments on a monthly, quarterly, semiannual or annual basis. You instruct us to send you a check or to have the payments directly deposited into your bank account. If state law allows, we distribute annuities with a contract value of $5,000 or less in a lump sum. Also, if the selected income option results in income payments of less than $50 per payment, the frequency of your payments may be decreased, state law allowing.

     If you are invested in the Variable Portfolios after the Annuity Date your income payments vary depending on four things:

     - for life options, your age when payments begin, and;

     - the value of your contract in the Variable Portfolios on the Annuity Date, and;

     - the 3.5% assumed investment rate used in the annuity table for the contract, and;

     - the performance of the Variable Portfolios in which you are invested during the time you receive income payments.

     If you are invested in both the fixed account options and the Variable Portfolios after the Annuity Date, the allocation of funds between the fixed and variable options also impacts the amount of your income payments.

TRANSFERS DURING THE INCOME PHASE

     During the Income Phase, one transfer per month is permitted between the Variable Portfolios. No other transfers are allowed during the Income Phase.

DEFERMENT OF PAYMENTS

     We may defer making fixed income payments for up to six months, or less if required by law. Interest is credited to you during the deferral period.

--------------------------------------------------------------------------------

                                     TAXES
--------------------------------------------------------------------------------

     NOTE: WE PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT TAX ADVICE. WE CAUTION YOU TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES. WE DO NOT GUARANTEE THE TAX STATUS OF YOUR ANNUITY. TAX LAWS CONSTANTLY CHANGE, THEREFORE WE CANNOT GUARANTEE THAT THE INFORMATION CONTAINED HEREIN IS COMPLETE AND/OR ACCURATE.

ANNUITY CONTRACTS IN GENERAL

     The Internal Revenue Code ("IRC") provides for special rules regarding the tax treatment of annuity contracts. Generally, taxes on the earnings in your annuity contract are deferred until you take the money out. Qualified retirement investments automatically provide tax deferral regardless of whether the underlying contract is an annuity. Different rules apply depending on how you take the money out and whether your contract is Qualified or Non-qualified.

     If you do not purchase your contract under a pension plan, a specially sponsored employer program or an IRA, your contract is referred to as a Non-qualified contract. A Non-qualified contract receives different tax treatment than a Qualified contract. In general, your cost basis in a Non-qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your contract.

     If you purchase your contract under a pension plan, a specially sponsored employer program or as an individual retirement account, your contract is referred to as a Qualified contract. Examples of qualified plans are: IRAs, Roth IRAs, Tax-Sheltered Annuities (referred to as 403(b) contracts), H.R. 10 Plans (referred to as Keogh Plans) and pension and profit sharing plans, including 401(k) plans. Typically you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract.

TAX TREATMENT OF DISTRIBUTIONS -- NON-QUALIFIED CONTRACTS

     If you make a withdrawal from a Non-qualified contract, the IRC treats such a withdrawal as first coming from the earnings and then as coming from your Purchase Payments. For income payments, any portion of each payment that is considered a return of your Purchase Payment will not be taxed. Withdrawn earnings are treated as income to you and are taxable. The IRC provides for a 10% penalty tax on any earnings that are withdrawn other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) when paid to your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) when paid in a series of substantially equal installments made for your life or for the joint lives of you and you Beneficiary; (5) under an immediate annuity; or (6) which come from Purchase Payments made prior to August 14, 1982.

TAX TREATMENT OF DISTRIBUTIONS -- QUALIFIED CONTRACTS

     Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract. Any amount of money you take out as a withdrawal or as income payments is taxable income. The IRC further provides for a 10% penalty tax on any withdrawal or income payment paid to you other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) when paid to your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) when paid in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; (5) to the extent such withdrawals do not exceed limitations set by the IRC for amounts paid during the taxable year for medical care; (6) to fund higher education expenses (as defined in IRC); (7) to fund certain first-time home purchase expenses; and, except in the case of an IRA; (8) when you separate from service after attaining age 55; and (9) when paid to an alternate payee pursuant to a qualified domestic relations order.

     The IRC limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities. Withdrawals can only be made when an owner: (1) reaches age 59 1/2; (2) leaves his or her job; (3) dies; (4) becomes disabled (as defined in the IRC); or (5) experiences hardship (as defined in the IRC). In the case of hardship, the owner can only withdraw Purchase Payments.

MINIMUM DISTRIBUTIONS

     Generally, the IRS requires that you begin taking annual distributions from Qualified annuity-contracts by April 1 of the calendar year following the later of (1) the calendar year in which you attain age 70 1/2 or (2) the calendar year in which you retire. We currently waive withdrawal charges on withdrawals taken to meet minimum distribution requirements. Current operational practice is to provide a free withdrawal of the greater of the contract's maximum penalty free amount or the required minimum distribution amount for a particular contract (but not both). Failure to satisfy the minimum distribution requirement may result in a tax penalty. You should consult your tax advisor for more information.

DIVERSIFICATION

     The IRC imposes certain diversification requirements on the underlying investments for a variable annuity. We believe that each underlying Variable Portfolios' management monitors the Variable Portfolios so as to comply with these requirements. To be treated as a variable annuity for tax purposes, the underlying investments must meet these requirements.

     The diversification regulations do not provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not First SunAmerica, would be considered the owner of the shares of the Variable Portfolios. It is unknown to what extent owners are permitted to select investments, to make transfers among Variable Portfolios or the number and type of Variable Portfolios owners may select from. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean you, as the owner of the contract, could be treated as the owner of the underlying Variable Portfolios. Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

--------------------------------------------------------------------------------

                                 ADMINISTRATION
--------------------------------------------------------------------------------

     We are responsible for the administrative servicing of your contract. Please contact our Annuity Service Center at 1-800-99NY-SUN, if you have any comment, question or service request.

     During the accumulation phase, you will receive confirmation of transactions within your contract. Transactions made pursuant to contractual or systematic agreements, such as deduction of the annual maintenance fee and dollar cost averaging, may be confirmed quarterly. Purchase payments received through the automatic payment plan or a salary reduction arrangement, may also be confirmed quarterly. For all other transactions, we send confirmations immediately.

     During the accumulation and income phases, you will receive a statement of your transactions over the past quarter and a summary of your account values.

     It is your responsibility to review these documents carefully and notify us of any inaccuracies immediately. We investigate all inquiries. To the extent that we believe we made an error, we retroactively adjust your contract, provided you notify us within 30 days of receiving the transaction confirmation or quarterly statement. Any other adjustments we deem warranted are made as of the time we receive notice of the error.

YEAR 2000

     The Company's parent, SunAmerica Inc., initiated its strategy to deal with the year 2000 challenge in 1997. At that time, many of the computer systems and applications upon which we relied in our daily operations were not year 2000 compliant. This means that because they historically used only two digits to identify the year in a date, they were unable to distinguish dates in the "2000s" from dates in the "1900s." SunAmerica Inc. has incurred approximately $22.5 million of programming costs to make necessary repairs of certain non-compliant systems. Additionally, SunAmerica Inc. has made expenditures of approximately $19.0 million to replace certain other non-compliant systems, which have been capitalized as software costs and will be amortized over future periods. To date, none of these costs or expenditures have been allocated to First SunAmerica. SunAmerica Inc. does not expect to incur, and the Company does not expect to be allocated, significant additional costs because the repair or replacement of substantially all systems was completed as of September 30, 1999. Further, testing of both the repaired and replaced systems was substantially completed as of September 30, 1999. Nevertheless, we will continue to test all of our computer systems and applications throughout 1999 to ensure continued compliance.

     In addition, SunAmerica Inc. distributed a year 2000 questionnaire to the third parties with which it interacts significantly. These include suppliers, distributors, facilitators, fund managers, lessors and financial institutions. The questionnaire is designed to enable SunAmerica Inc. to evaluate these third parties' year 2000 compliance plans and state of readiness and to determine the extent to which our systems and applications may be affected by the failure of others to remedy their own year 2000 issues. To date, however, SunAmerica Inc. has received only inconclusive feedback from these parties and have not independently confirmed any information received from them. Therefore, we cannot assure that these parties will complete their year 2000 conversions in a timely fashion or will not suffer a year 2000 business disruption that may adversely affect our financial condition and results of operations.

     Although SunAmerica Inc.'s efforts to remedy the year 2000 issues are expected to be complete prior to any potential disruption to our business, it is developing several contingency plans to implement in the event that the transition to the year 2000 becomes difficult.

     The above discussion contains forward-looking statements. These statements are based on SunAmerica Inc.'s current estimates, assumptions and opinions, and are subject to various uncertainties that could cause the results to differ materially from its expectations. These uncertainties include, among others, costs to be incurred, SunAmerica Inc.'s success in identifying systems and applications that are not year 2000 compliant, the nature and amount of programming required to upgrade or replace each of the affected systems and applications, the availability of qualified personnel, consultants and other resources, and the success of the year 2000 conversion efforts of significant third parties.

DISTRIBUTION OF CONTRACTS

     Registered representatives of broker-dealers sell the contract. First SunAmerica pays commissions to these representatives for the sale of the contracts. We do not expect the total commissions to exceed 6.5% of your Purchase Payments. We may also pay a bonus to representatives for contracts which stay active for a particular period of time, in addition to standard commissions. We do not deduct commissions paid to registered representatives directly from your Purchase Payments.

     From time to time, we may pay or allow additional promotional incentives in the form of cash or other compensation. We reserve the right to offer these additional incentives only to certain broker-dealers that sell or are expected to sell, certain minimum amounts of the contract, or other contracts offered by us. Promotional incentives may change at any time.

     Vista Fund Distributors, Inc. ("VFD"), located at 101 Park Avenue, New York, New York, 10178, serves as distributor of the Contracts. VFD is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers,

Inc. VFD is not affiliated with First SunAmerica or the Adviser to the Trust. No underwriting fees are paid in connection with the distribution of these contracts.

--------------------------------------------------------------------------------

                                   CUSTODIAN
--------------------------------------------------------------------------------

     Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, serves as the custodian of the assets of the separate account.

--------------------------------------------------------------------------------

                               LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

     There are no pending legal proceedings affecting the separate account. First SunAmerica and its subsidiaries engage in various kinds of routine litigation. In management's opinion, these matters are not of material importance to their respective total assets nor are they material with respect to the separate account.

--------------------------------------------------------------------------------

                             REGISTRATION STATEMENT
--------------------------------------------------------------------------------

     A registration statement has been filed with the SEC under the Securities Act of 1933 relating to the contract. This prospectus does not contain all the information in the registration statement as permitted by SEC regulations. The omitted information can be obtained from the SEC's principal office in Washington, D.C., upon payment of a prescribed fee.

--------------------------------------------------------------------------------

                            INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

     The consolidated financial statements of First SunAmerica as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 are included in the Statement of Additional Information. The Company changed its fiscal year end to December 31. Reflecting this change, also included in the Statement of Additional Information is an audited Transition Report of the Company reflecting the final quarter of the calendar year 1998. Financial statements of the Separate Account are also included in the Statement of Additional Information reflecting the fiscal year ended August 31, 1999. The financial statements have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------

            TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

     Additional information concerning the operations of the separate account is contained in a Statement of Additional Information ("SAI"), which is available without charge upon written request addressed to us at our Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299 or by calling
(800)99NY-SUN. The contents of the SAI are tabulated below.

                                                              PAGE
                                                              ----
Performance Data............................................     1
Income Payments.............................................     3
Annuity Unit Values.........................................     3
Qualified Plans.............................................     6
Distribution of Contracts...................................    10
Financial Statements........................................    11

                                   APPENDIX A

                        MARKET VALUE ADJUSTMENT ("MVA")

The MVA reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate. The longer the period of time remaining in the term you initially agreed to leave your money in the fixed account option, the greater the impact of changing interest rates. The impact of the MVA can be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or annuitized by the following factor:

                                             N/12
                         [(1+I/(1+J+0.0025)]       - 1

  where:

        I is the interest rate you are earning on the money invested in the fixed account option;

        J is the interest rate then currently available for the period of time equal to the number of years remaining in the term you initially agreed to leave your money in the fixed account option (fractional years are rounded up to the next full year); and

        N is the number of full months remaining in the term you initially agreed to leave your money in the fixed account option.

EXAMPLES OF THE MVA

     The examples below assume the following:

     (1) You made an initial Purchase Payment of $10,000 and allocated it to the 10-year fixed account option at a rate of 5%;

     (2) You make a partial withdrawal of $4,000 when 2 1/2 years (30 months) remain in the 10-year term you initially agreed to leave your money in the fixed account option (N=30);

     (3) The accumulated value attributable to the Purchase Payment on the date of withdrawal is $14,168.20; and

     (4) You have not made any other transfers, additional Purchase Payments, or withdrawals.

No withdrawal charges are reflected because your Purchase Payment has been in the contract for seven full years. If a withdrawal charge applies, it is deducted before the MVA. The MVA is assessed on the amount withdrawn less any withdrawal charges.

POSITIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for a new Purchase Payments in the 3-year fixed account option is 4%.

                                             N/12
     The MVA factor is = [(1+I/(1+J+0.0025)]       - 1
                                               30/12
                       = [(1.05)/(1.04+.0025)]        - 1
                                    2.5
                       = (1.007194)      - 1
                       = 1.018083 - 1
                       = + 0.018083

The requested withdrawal amount is multiplied by the MVA factor to determine the
MVA:
                         $4,000 x (+0.018083) = +$72.33

$72.33 represents the MVA that would be added to your withdrawal.

NEGATIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for new Purchase Payments in the 3-year fixed investment option (2 1/2 years rounded up to the next full year) is 6%.

                                              N/12
     The MVA factor is = [(1+I)/(1+J+0.0025)]       - 1
                                             30/12
                     = [(1.05)/(1.06+.0025)]        - 1
                                  2.5
                     = (0.988235)      - 1
                     = 0.970847 - 1
                     = - 0.029153

The requested withdrawal amount is multiplied by the MVA factor to determine the
MVA:
                        $4,000 X (- 0.029153) = -$116.61

$116.61 represents the MVA that will be deducted from the money remaining in the 10-year fixed account option.

EXAMPLE OF FULL WITHDRAWAL WITH MVA AND WITHDRAWAL CHARGE

     Assume the same facts as in Part 2, above, except that under assumption (2) a complete withdrawal is requested with 4 1/2 years (54 months) remaining in the guarantee period (i.e., N = 54). The guarantee amount on the date of withdrawal is $12,878.13. As was the case with the Examples in Part 1, above, the earnings may be withdrawn free of withdrawal charge, leaving the initial Purchase Payment of $10,000 subject to the Charge. The applicable withdrawal charge is 2% or $200.

     EXAMPLE OF A POSITIVE MVA:

          Assume that on the date of withdrawal the current interest rate for a new guarantee period of 5 years is 4%:

                                                    N/12
          The MVA factor = [(1 + I)/(1 + J + .0025)]     -1
                                                  (54/12)
                         = [(1.05)/(1.04 + .0025)]        -1
                                     4.5
                         = (1.007194)    -1
                         = 1.032784 -1
                         = +0.032784

          The MVA is:

           ($12,878.13 - $200) X (+0.032784) = +$415.64

          And the net amount available upon surrender is:

           $12,878.13 - $200 + $415.64 = $13,093.77

     EXAMPLE OF A NEGATIVE MVA:

          Assume that on the date of withdrawal the current interest rate for a new guarantee period of 5 years is 6%:

                                                    N/12
          The MVA factor = [(1 + I)/(1 + J + .0025)]     -1
                                                (54/12)
                       = [(1.05)/(1.06 + .0025)]        -1
                                   4.5
                       = (0.988235)    -1
                       = 0.948138 -1
                       = -0.051862

          The withdrawal charge of $200 is applied first; the MVA factor is applied against the remaining guarantee amount:

          MVA = ($12,878.13 - $200 - $30) X (-0.051862) = -$657.51

          The net amount available upon withdrawal is the guarantee amount reduced by the withdrawal charge and the MVA:

          $12,878.13 - $200 - $657.51 = $12,020.62

                                   APPENDIX B
                       WITHDRAWALS AND WITHDRAWAL CHARGES

PART 1 -- SEPARATE ACCOUNT (THE MVA DOES NOT APPLY TO THE SEPARATE ACCOUNT)

     These examples assume the following:

          (1) The initial Purchase Payment was $10,000, allocated solely to one Variable Portfolio;

          (2) The date of full surrender or partial withdrawal occurs during the 3rd contribution year;

          (3) The contract value at the time of surrender or withdrawal is $12,000; and

          (4) No other Purchase Payments or previous partial withdrawals have been made.

     EXAMPLE A -- FULL SURRENDER:

          (1) Earnings in the Variable Portfolio ($12,000 - $10,000 = $2,000) are not subject to the withdrawal charge.

          (2) The balance of the full surrender ($12,000 - $2,000 = $10,000) is subject to a 5% withdrawal charge applicable during the 3rd contribution year.

          (3) The amount of the withdrawal charge is .05 X $10,000 = $500.

          (4) The contract administration charge is deducted from the full surrender amount. The amount of the full surrender is $12,000 - $500 - $30 = $11,470.

     EXAMPLE B -- PARTIAL WITHDRAWAL (IN THE AMOUNT OF $3,000):

          (1) For the same reasons as given in Steps 1 and 2 of Example A, above, $2,000 can be withdrawn free of the withdrawal charge.

          (2) Although 10% of the Purchase Payment is available without imposition of a withdrawal charge (.10 X $10,000 = $1,000), this free withdrawal amount is, like the withdrawal charge, applied first to earnings. Since the earnings exceed the free withdrawal amount, only the earnings can be withdrawn free of the scheduled withdrawal charge.

          (3) The balance of the requested partial withdrawal
     ($3,000 - $2,000 = $1,000) is subject to the withdrawal charge applicable during the 3rd contribution year (5%).

          (4) The amount of the withdrawal charge is equal to the amount required to complete the partial withdrawal ($3,000 - $2,000 = $1,000) divided by (1 - .05) = 0.95, less the amount required to complete the partial withdrawal.

          withdrawal charge = ($1,000/0.95) - $1,000
                        = $52.63

     In this example, in order for the owner to receive the amount requested ($3,000), a gross withdrawal of $3,052.63 must be processed with $52.63 representing the withdrawal charge calculated above.

     Examples C and D assume the following:

          (1) The initial Purchase Payment was $20,000, allocated solely to one Variable Portfolio;

          (2) The full surrender or partial withdrawal occurs during the 3rd contribution year;

          (3) The owner's contract value at the time of surrender or withdrawal is $21,500; and

          (4) No other Purchase Payments or partial withdrawals have been made.

     EXAMPLE C -- PARTIAL WITHDRAWAL (IN THE MAXIMUM AMOUNT AVAILABLE WITHOUT
                  WITHDRAWAL CHARGE):

          (1) Earnings in the Variable Portfolio ($21,500 - $20,000 = $1,500) are not subject to the withdrawal charge.

          (2) An additional free withdrawal of 10% of the Purchase Payments less earnings (.10 X $20,000 - $1,500 = $500) is also available free of the withdrawal charge, so that

          (3) The maximum partial withdrawal without withdrawal charge is the sum of the earnings and the additional free withdrawal
     ($1,500 + $500 = $2,000).

     EXAMPLE D -- FULL SURRENDER IMMEDIATELY FOLLOWING THE PARTIAL WITHDRAWAL IN
                 EXAMPLE C:

        (1) The owner's contract value after the partial withdrawal in Example C is $21,500 - $2,000 = $19,500.

          (2) The Purchase Payment amount for calculating the withdrawal charge is the original $20,000 (additional free withdrawal amounts do not reduce the Purchase Payment amount for purposes of calculating the withdrawal charge).

          (3) The amount of the withdrawal charge is .05 X $20,000 = $1,000.

          (4) The contract administration charge is deducted from the full surrender amount. The amount of the full surrender is $19,500 - $1,000 - $30 = $18,470.

                                   APPENDIX C

--------------------------------------------------------------------------------

                        CONDENSED FINANCIAL INFORMATION
                            ACCUMULATION UNIT VALUES
--------------------------------------------------------------------------------

                                          INCEPTION TO    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR
               PORTFOLIOS                   8/31/96         8/31/97        8/31/98        8/31/99
               ----------                 ------------    -----------    -----------    -----------
International Equity
  Beginning AUV.........................    $  10.91       $  10.92       $  11.67      $     11.22
  Ending AUV............................    $  10.92       $  11.67       $  11.22      $     13.83
  Ending Number of AUs..................      40,791         98,431        149,618          152,295
Capital Growth
  Beginning AUV.........................    $  12.26       $  13.95       $  17.51      $     14.43
  Ending AUV............................    $  13.95       $  17.51       $  14.43      $     18.58
  Ending Number of AUs..................      71,885        216,078        329,146          315,810
Growth and Income
  Beginning AUV.........................    $  12.02       $  13.07       $  17.47      $     16.29
  Ending AUV............................    $  13.07       $  17.47       $  16.29      $     19.47
  Ending Number of AUs..................     134,402        362,810        598,820          626,277
Asset Allocation
  Beginning AUV.........................    $  11.42       $  12.00       $  14.49      $     14.30
  Ending AUV............................    $  12.00       $  14.49       $  14.30      $     15.76
  Ending Number of AUs..................      50,868        109,177        201,112          246,051
U.S. Government Income
  Beginning AUV.........................    $  11.08       $  10.79       $  11.50      $     12.61
  Ending AUV............................    $  10.79       $  11.50       $  12.61      $     12.28
  Ending Number of AUs..................      20,140         54,714        205,110          205,669
Money Market
  Beginning AUV.........................    $  10.02       $  10.47       $  10.84      $     11.22
  Ending AUV............................    $  10.47       $  10.84       $  11.22      $     11.58
  Ending Number of AUs..................      48,304         61,233         43,125           83,823

---------------

AUV -- Accumulation Unit Value

AU -- Accumulation Units

--------------------------------------------------------------------------------

   Please forward a copy (without charge) of the Statement of Additional Information concerning the Vista Capital Advantage issued by First SunAmerica Life Insurance Company to:

             (Please print or type and fill in all information.)

        ---------------------------------------------------------------------
        Name

        ---------------------------------------------------------------------
        Address

        ---------------------------------------------------------------------
        City/State/Zip


Date:  ------------------------------------   Signed:  ---------------------------------------

   Return to: First SunAmerica Life Insurance Company, Annuity Service Center, P.O. Box 52499, Los Angeles, California 90054-0299
--------------------------------------------------------------------------------